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                                                                   EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
NVIDIA Corporation:

   We consent to incorporation by reference in the registration statements (Nos. 333-51520 and 333-74905) on Form S-8, (No. 333-33560) on Form S-3/A and
(Nos. 333-46650 and 333-47102) on Form S-3 of NVIDIA Corporation of our report dated February 14, 2001, except as to Note 12, which is as of April 18, 2001, relating to the consolidated balance sheets of NVIDIA Corporation and subsidiaries as of January 28, 2001 and January 30, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 28, 2001, and the related schedule, which report appears in the January 28, 2001 annual report on Form 10-K of NVIDIA Corporation.

                                          /s/ KPMG LLP

Mountain View, California
April 27, 2001